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                                    EXHIBIT 1

                [LETTERHEAD OF ROBERT C. CANTWELL AND ASSOCIATES]

                                 August 17, 1999

Reeves Telecom Limited Partnership
c/o Grace Property Management, Inc., General Partner
P.O. Box 163
Glen Head, NY 11545-0163

Re: Boiling Spring Lakes Property

Gentlemen:

         At your request I have reviewed the proposed sale to The Nature Conservancy of certain portions of the Boiling Spring Lakes property. I have been familiar with this property for more than 20 years, and have appraised it for you on a number of occasions, most recently on September 1, 1998. I reinspected the property on August 11, 1999 to confirm that there has been no significant change in the portions to be sold. I believe that this proposed transaction, as I understand the terms (approximately 4,833 acres as shown on the map provided me at a consideration of $450 per acre, or a total of approximately $2,174,850), will represent a fair sale to you.

         The land to be transferred is of very limited utility due to its physical characteristics and the environmental restrictions that are imposed on it. It has always been included in my appraisals at a nominal value, less than the price which has been proposed, and with an extended disposition period. I know that you have had difficulty in marketing this portion of the property. I believe that the only recent substantial sale was in January of 1996, when 430 acres of very similar land were sold to an adjoining owner for less than $200 per acre.

         Also, I have information in my files of several recent sales of land with similar utility, including some involving The Nature Conservancy. The price proposed in this sale is above that which was paid in those transactions.

         This letter is not a complete appraisal of the property, but is intended as amplification of the analyses contained in my most recent appraisal of the property. Your attention is directed to that appraisal for a more complete description if the property and the factors bearing on the value thereof. The assumptions and limiting conditions contained in that report also apply to the opinions expressed herein. I certify that I have no interest, present or prospective, in the subject property, and no interest contingent upon the opinions herein expressed.

                                         Yours very truly,


                                         /S/ ROBERT C. CANTWELL
                                         ----------------------------
                                         Robert C. Cantwell, MAI
                                         N.C. State-Certified General
                                         Real Estate Appraiser